                                                                  Exhibit 23.2


INDEPENDENT AUDITORS' CONSENT

The Board of Directors
General Electric Company:

We consent to the incorporation by reference in the Registration Statement on Form S-4 of General Electric Company of our report dated February 7, 1997 relating to the statement of financial position of General Electric Company and consolidated affiliates as of December 31, 1996 and 1995 and the related statements of earnings and cash flows for each of the years in the three-year period ended December 31, 1996, and the related Schedule, which report appears in the December 31, 1996 annual report on Form 10-K of General Electric Company.

We also consent to the reference of our firm under the heading "Experts" in the Registration Statement.

KPMG Peat Marwick LLP


Stamford, Connecticut
July 7, 1997